January 20, 2012

First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187


Ladies and Gentlemen:

      This letter amends and restates that certain letter dated January 19, 2011. It is hereby acknowledged that First Trust Advisors L.P. ("First Trust") serves as the investment advisor of each series of First Trust Exchange-Traded Fund II (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that First Trust and the Trust, on behalf of the Funds, have entered into the Expense Reimbursement, Fee Waiver and Recovery Agreement (the "Agreement") whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

      The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to the date set forth on Exhibit A attached hereto for each Fund, subject to approval by the Trust's Board of Trustees.

                                       Very Truly Yours,

                                       FIRST TRUST ADVISORS L.P.


                                       /s/ James A. Bowen
                                       -----------------------------
                                       James A. Bowen
                                       Chief Executive Officer



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AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND II

/s/ James A. Bowen
-------------------------------
James A. Bowen
President




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                                   EXHIBIT A

FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                                 DATE
First Trust Dow Jones STOXX(R) European Select Dividend
Index Fund                                                      January 31, 2013

First Trust FTSE EPRA/NAREIT Global Real Estate Index
Fund                                                            January 31, 2013

First Trust Dow Jones Global Select Dividend Index Fund         January 31, 2013

First Trust ISE Global Wind Energy Index Fund                   January 31, 2013

First Trust ISE Global Engineering and Construction
Index Fund                                                      January 31, 2013

First Trust NASDAQ(R) Clean Edge(R) Smart Grid
Infrastructure Index Fund                                       January 31, 2013